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                                                                  EXHIBIT 99.2
                        KEANE ACQUISITION PRESS RELEASE

                                         CONTACT:  Carol DeMatteo
                                                   Public Relations
                                                   (617) 241-9200 x1293



           KEANE COMPLETES ACQUISITION OF BRICKER & ASSOCIATES, INC.


     BOSTON, June 2, 1998 -- Leading IT consulting firm Keane, Inc. (AMEX: KEA) today announced it has completed its acquisition of Chicago-based Bricker & Associates, Inc., a privately-held operations improvement consulting firm. The transaction is being accounted for as a pooling of interests and is valued at approximately $110 million. The purchase of Bricker will be immediately accretive to Keane's earnings.

     Keane issued approximately 2,350,000 shares of its Common Stock in exchange for all of the outstanding shares and options to acquire shares of Bricker. The actual number of shares issued by Keane was determined based on the average price of Keane's Common Stock prior to closing.

     Bricker assists organizations in maximizing their strategic use of work processes, information technology and organization design in order to increase revenue, reduce operating costs and improve profits.

     "We believe this acquisition is an outstanding fit for Keane, both strategically and culturally," said Brian Keane, office of the president. "It will enhance Keane's capabilities to help clients plan, build and manage information technology solutions that enable their business strategies, and will offer Keane clients a comprehensive capability from consulting through implementation."

     With the Bricker acquisition, Keane believes it is well positioned to capture significant follow-on business in application development and outsourcing. Bricker engagements typically result in $10 to $50 million in follow-on technology initiatives, most of which are aligned with Keane's delivery capabilities.

                                     (more)

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ABOUT BRICKER & ASSOCIATES, INC.

     Bricker specializes in transforming its client's "big picture" business strategy into implementable operations improvements that are enabled by IT solutions. Bricker seeks to isolate the root cause behind business problems that encumber revenue and profit growth. It provides its clients with both an operations improvement strategy and implementation services. Bricker's Productivity Improvement Plan includes financial justification analysis to support its recommendations.

     Bricker has experienced consistent growth over the past five years, growing revenue at a compounded annual growth rate of 44 percent and operating income at 74 percent. Clients include Kemper Insurance Companies, TIG Holdings, Inc., U.S. Gypsum Company, and Caterpillar.

ABOUT KEANE, INC.

     Headquartered in Boston, Massachusetts, Keane, Inc. is an $800 million firm that helps companies build and manage high-performance IT organizations. Keane does this by adhering to rigorous process and management disciplines and performance metrics incorporated in its six core IT solutions. Keane's services include IT consulting, application development, application outsourcing, year 2000 compliance, help desk outsourcing, and enterprise healthcare solutions. These service offerings are delivered through a North American network of more than 40 branch offices. Information about Keane, which was recently named the Wall Street Journal's Best 10-Year Performer, is available via the Internet's World Wide Web at http://www.keane.com.

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This press release contains forward-looking statements that involve a number of risks and uncertainties, including statements regarding the acquisition of Bricker and the benefits Keane expects to derive as a result of such acquisition. There are a number of factors that could cause actual results to differ materially from those indicated. Such factors include, without limitation, Keane's success in integrating Bricker into its own operations and the various factors set forth under the caption "Certain Factors That May Affect Future Results" in Keane's annual report or Form 10-K for the year ended December 31, 1997, which important factors are incorporated herein by reference.